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Exhibit 10.13.1

AMENDMENT NO. 1
To the Employment Agreement Dated January 15, 1999
By and Between Ronald F. Woestemeyer &
PROS Revenue Management, L.P. (Successor in Interest to PROS Strategic Solutions,  Inc.)

This is Amendment No. 1 (the "Amendment") to the above referenced Employment Agreement, and shall be effective this 2nd day of February, 2004.

1.0    Amendment to Section 3(a) of Employment Agreement.    The second sentence of paragraph 3(a) shall be amended and the revised section 3(a) shall now read as follows:

  Salary.    Employee shall be paid a salary of $19,479.17 per month, less applicable withholdings and deductions, in accordance with the Company's normal payroll procedures (the "Salary"). Any increase in the Salary shall be at the discretion of the Compensation Committee of the Board of Managers.

2.0    Effect on the Employment Agreement.    Except as specifically amended hereby, the Employment Agreement and all other documents executed in connection therewith, shall remain in full force and effect and are hereby ratified and confirmed.

        EXECUTED in Houston, Texas, this 2nd day of February 2004.

Employee
/s/ Ronald F. Woestemeyer Ronald F. Woestemeyer
PROS Revenue Management, L.P. (Successor in Interest to PROS Strategic Solutions, Inc.)
/s/ Charlie Murphy Charlie Murphy Executive Vice President & C.F.O.

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AMENDMENT NO. 1 To the Employment Agreement Dated January 15, 1999 By and Between Ronald F. Woestemeyer & PROS Revenue Management, L.P. (Successor in Interest to PROS Strategic Solutions, Inc.)